Exhibit 10.12

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) dated as of October 4, 2013 (the “Effective Date”), by and between Epicor Software Corporation, a Delaware corporation (the “Company”), and Joseph L. Cowan (the “Executive”).
W I T N E S S E T H
WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize the terms and conditions of the Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.POSITION AND DUTIES.
(a)    During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the President and Chief Executive Officer of the Company. In these capacities, the Executive shall (i) have all of the duties, authorities and responsibilities customarily exercised by an individual serving as the president and chief executive officer of a company the size and nature of the Company, and (ii) have such other duties, authorities and responsibilities, consistent with the foregoing, as may reasonably be assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”). The Executive shall also serve as a member of the Board and, if requested, as an officer or director of any subsidiary of the Company. The Executive will work from an office in the Executive’s residence in Atlanta, Georgia; provided, that the Executive understands and agrees that his duties and responsibilities will require travel for business purposes. The Executive shall report directly to the Board.
(b)    During the Employment Term, the Executive shall devote substantially all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the Board of Directors of Nice Systems Ltd. or the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments, so long as such activities in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.
2.    EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term commencing on the Effective Date and ending on December 31, 2016 (the “Initial Term”). On each January 1 following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods (each, a “Renewal Term”); provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to Section 7 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”
3.    BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of not less than $650,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof), which may increase (but not decrease) the base salary, in its sole discretion. The base salary as determined herein and adjusted from time to time in accordance herewith shall constitute “Base Salary” for purposes of this Agreement.
4.    ANNUAL BONUS. During the Employment Term, the Executive shall be eligible to receive an annual incentive payment under the Company’s annual bonus plan as may be in effect from time to time (any such annual bonus, an “Annual Bonus”) with a target bonus opportunity equal to 100% of the Executive’s Base Salary (the “Target Bonus”). The Executive shall be eligible to receive this Annual Bonus for each performance year during the Employment Term upon the attainment of threshold performance of one or more pre-established performance goals established by the Board (or a committee thereof) in its reasonable discretion after consultation with the Executive, with greater or lesser amounts of the Executive’s Base Salary (including zero) paid for performance above and below threshold (such greater and lesser amounts to be determined by a formula established in good faith by the Board (or a committee thereof) for that year when it establishes the objectively determinable and reasonably attainable targets and performance criteria for that year). Any Annual Bonus payable hereunder shall be paid in the calendar year following the fiscal year to which such bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to the Executive’s continued employment at the time of payment (except as otherwise provided in Section 7 hereof).
5.    EMPLOYEE BENEFITS.
(a)    BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to or for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(b)    BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto.
(c)    PAID TIME OFF. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time, except that the Executive shall be entitled to the maximum number of days of paid vacation available to any employee of the Company.
(d)    PERQUISITES. The Company shall pay the Executive an additional $3,000 per month as a housing and automobile allowance. The Company shall reimburse the Executive’s reasonable attorney’s fees (up to $7,000) incurred in connection with the negotiation of this Agreement and the Executive’s related equity documents.
6.    TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur (the date of any such termination, the “Date of Termination”):
(a)    DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the failure of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred, sixty-five (365)-day period, as determined by the Board in its reasonable discretion. The Executive (or the Executive’s representative) shall cooperate in all respects with the Company if a question arises as to whether the Executive has become Disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).
(b)    DEATH. Automatically upon the date of death of the Executive.
(c)    CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean:
(i)    the Executive’s willful misconduct or gross neglect in the performance of the Executive’s duties to the Company that has or should reasonably be expected to have a demonstrably adverse effect on the Company;
(ii)    the Executive’s willful failure to follow the lawful and reasonable directives of the Board (other than as a result of death or Disability);
(iii)    the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude:
(iv)    the Executive’s willful failure to perform the Executive’s duties to the Company (other than as a result of death or Disability) that continues after a written notice from the Board requesting such performance;
(v)    any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation by the Executive against the Company’s property:
(vi)    the Executive’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;
(vii)    or a material breach by the Executive of this Agreement or any other material agreement with the Company, or a violation by the Executive of the Company’s code of conduct or other material written policy.
Any determination of Cause by the Company will be made by a resolution approved by the Board, provided that no such determination may be made until the Executive has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the reasonable satisfaction of the Board: and provided, further, that no such determination may be made until the Executive has been given the opportunity to appear before the Board (with or without counsel) prior to such determination being made and after the expiration of such 30-day cure period, if any, to discuss the circumstances associated therewith. Notwithstanding anything to the contrary contained herein, the Executive’s right to cure shall not apply if there are habitual or repeated breaches by the Executive.
(d)    WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).
(e)    GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:
(i)    any diminution in the Executive’s Base Salary or Target Bonus opportunity, other than pursuant to and consistent with across-the-board reductions of base salary or bonus opportunities applicable to all senior executives of the Company;
(ii)    any material diminution or material adverse change in the Executive’s titles, duties, authorities or responsibilities (other than (i) temporarily while physically or mentally incapacitated, (ii) as required by applicable law, or (iii) the removal of temporarily assigned duties);
(iii)    a requirement that the Executive no longer report to the Board; or
(iv)    any material breach by the Company of this Agreement or of any of its material obligations to the Executive.
The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.
(f)    WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than the end of such (30)-day period).
(g)    NON-EXTENSION OF AGREEMENT. Upon the expiration of the Initial Term or Renewal Term, as applicable, due to a non-extension of the Agreement by the Company or the Executive pursuant to the provisions of Section 2 hereof.
7.    CONSEQUENCES OF TERMINATION.
(a)    DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):
(i)    any earned and unpaid Base Salary, and any accrued but unused vacation clays, in each case through the date of termination, and any accrued but unpaid Annual Bonus for any year prior to the year in which the termination occurs:
(ii)    reimbursement for any unreimbursed business expenses incurred through the date of termination; and
(iii)    all other payments, benefits, rights and entitlements to which the Executive is entitled under the terms of any plan, program, agreement, corporate governance document or arrangement of the Company (“Company Arrangement”) (collectively, Sections 7(a)(i) through 7(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”).
(b)    DISABILITY. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.
(c)    TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF NON-EXTENSION OF THIS AGREEMENT BY THE EXECUTIVE. If the Executive’s employment is terminated (x) by the Company for Cause, (y) by the Executive without Good Reason, or (z) as a result of non-extension of the Agreement by the Executive pursuant to Section 2 hereof, the Company shall pay or provide the Executive with the Accrued Benefits.
(d)    TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF NON-EXTENSION OF THIS AGREEMENT BY THE COMPANY. If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause (and, for the avoidance if doubt, the non-extension of the Agreement by the Company pursuant to Section 2 above shall be deemed a termination by the Company without Cause), or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following:
(v)    the Accrued Benefits;
(vi)    subject to the Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, an amount equal to the sum of the Executive’s Base Salary and Target Bonus, paid in accordance with the Company’s payroll practices in effect on the Date of Termination for a period of twelve (12) months following such termination, provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 22 hereof), any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;
(vii)    a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company: and
(viii)    subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, continued participation by the Executive and his eligible dependents in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of eighteen (18) months at the Company’s expense; provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such payments (but not the ability to continue COBRA coverage at the Executive’s sole expense) by the Company under this Section 7(d)(iv) shall immediately cease when the Executive becomes eligible to participate in such group health benefit plan.
Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
(e)    CODE SECTION 280G. To the extent that any amount payable to the Executive hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable to the Executive in connection with the Executive’s employment by the Company, exceed the limitations of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall, with respect to such payments, use its reasonable best efforts to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code, such that no portion of the payments or benefits that are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) will be subject to the Excise Tax. In the event that a vote satisfying the requirements of Section 280G(b)(5) of the Code is not obtained for any reason, then such payments shall be either (x) reduced to the minimum extent necessary to avoid application of the Excise Tax or (y) provided to the Executive in full, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event of a reduction in benefits hereunder, the reduction shall occur in the following order: (i) benefits valued as parachute payments, (ii) any cash severance based on a multiple of Base Salary or Annual Bonus, (iii) any other cash amounts payable to the Executive, and (iv) acceleration of vesting of any equity awards.
(f)    OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any position as an officer, director or fiduciary of the Company and any Company-related entity.
(g)    EXCLUSIVE REMEDY. The amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.
8.    RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive executes, delivers to the Company, and does not revoke a release of claims in substantially the form of Exhibit A attached hereto within sixty (60) days following the Date of Termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer, except as provided in Section 7(d)(iv) hereof
9.    RESTRICTIVE COVENANTS.
(a)    CONFIDENTIALITY. During the course of the Executive’s employment with the Company, the Executive will learn confidential information on behalf of the Company and its subsidiaries and affiliates (the “Company Group”). The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company Group, either during the period of the Executive’s employment or at any lime thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company Group or received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Executive during the Executive’s employment by the Company Group or any predecessor (“Confidential Information”). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company Group at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 9 who, in each case, shall agree to keep such information confidential.
(b)    NONCOMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company Group that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company and its subsidiaries. Accordingly, to the extent permitted by applicable law, during the Executive’s employment hereunder and for a period of twelve (12) months thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or in any other material business in which the Company or any of its subsidiaries is engaged on the Date of Termination or in which they have planned, on or prior to such date, to be engaged in on or after such date of which the Executive has or should have had actual knowledge, in any locale of any country in which the Company or its subsidiaries conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of equity interests in a pooled investment vehicle or less than two percent (2%) of the stock of a publicly traded corporation whose stock is traded on a national securities exchange or in the over-the-counter market.
(c)    NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment hereunder and a period of twelve (12) months thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity unaffiliated with the Company Group, (i) solicit, aid or induce any customer of the Company Group to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent: provided that responses by any employee, representative or agent of the Company Group to advertisements or general solicitations by the Executive or any other person, firm, corporation or other entity unaffiliated with the Company Group in the ordinary course of business shall not, by themselves, be deemed a violation of this provision, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of their respective vendors, joint ventures or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c) while so employed or retained and for a period of six (6) months thereafter.
(d)    NON-DISPARAGEMENT. The Executive shall not make negative comments or otherwise disparage the Company Group or Apax Partners, L.P. or any of their respective officers, directors, employees, shareholders, partners, members, agents or products. None of the Company Group, Apax Partners, L.P. or any executive officers of the Company or Apax Partners, L.P. shall make negative comments or otherwise disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company Group, Apax Partners, L.P., and their applicable executive officers shall not be violated by statements internal to any member of the Company Group or Apax Partners, L.P. that they in good faith believe are necessary or appropriate to make in connection with performing their respective duties and obligations to any member of the Company Group or Apax Partners, L.P., as the case may be.
(e)    INVENTIONS.
(i)    The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company Group, made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Executive performs in connection with the Company Group, either while performing the Executive’s duties with the Company Group or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company Group, shall belong exclusively to the Company Group (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”) in the manner prescribed by the Company Group, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company Group, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company Group’s request. The Executive will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be reasonably requested from time to time by the Company Group with respect to the Inventions. The Executive will also execute assignments to the Company Group (or its designee) of the Applications, and give the Company Group and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company Group’s benefit, all without additional compensation to the Executive from the Company Group, but entirely at the Company Group’s expense.
(ii)    In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company Group, and the Executive agrees that the Company Group will be the sole owner of the Inventions and all underlying rights therein in all media now known or hereinafter devised throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, after the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company Group that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company Group.
(f)    RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company Group’s request), the Executive shall return all property belonging to the Company Group (including, but not limited to, any Company Group-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company Group, but excluding the Executive’s contact list, rolodex or electronic equivalent, and documents pertaining to his personal entitlements and obligations).
(g)    REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company Group and Apax Partners, L.P. assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and Apax Partners, L.P. and their respective trade secrets and confidential information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group and Apax Partners, L.P. and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9. Notwithstanding the foregoing, in the event the Company ceases paying or providing any of the amounts or benefits due under Section 7 above, if payable, other than as a result of the Executive’s post-employment violation of any of the covenants set forth in this Section 9, then the Executive may provide the Company with written notice specifying that such cessation of payment has occurred and provide the Company with a period of not less than thirty (30) days to cure such cessation. In the event the Company does not cure such cessation of payment within the thirty (30) day cure period, then the Executive shall cease to be subject to the post-employment restrictions set forth in Sections 9(b) and (c) above. It is also agreed that each member of the Company Group will have the right to enforce all of the Executive’s obligations to that member under this Agreement, including without limitation pursuant to this Section 9, and that the Executive will have the right to enforce all of the obligations of each member of the Company Group and Apax Partners, L.P. to the Executive against the Company, including without limitation pursuant to this Section 9.
(h)    REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(i)    TOLLING. In the event of any violation of the provisions of this Section 9 the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(j)    SURVIVAL OF PROVISIONS. The entitlements and obligations contained in this Agreement that are intended to survive the termination or expiration of the Employment Term and the Executive’s employment with the Company shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company Group in accordance with their terms and shall be fully enforceable in accordance with their terms thereafter.
(k)    NO OTHER POST-EMPLOYMENT RESTRICTIONS. Except as otherwise agreed to in writing between the Company and the Executive and except as otherwise specified in any applicable equity award granted to the Executive, there shall be no contractual, or similar, restrictions on the Executive’s postemployment activities, other than those expressly set forth in this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or any of its affiliates, the provisions of this Agreement shall control unless the Executive otherwise agrees in a signed writing that expressly refers to the provision the control of which the Executive is waiving.
(l)    PERMITTED STATEMENTS. Nothing in this Agreement shall restrict either party from making truthful statements (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; or (iii) in confidence to a professional advisor for the purpose of securing professional advice.
10.    COOPERATION. Upon the receipt of reasonable notice from the Company Group (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company Group, and will provide reasonable assistance to the Company Group and its respective representatives in defense of all claims that may be made against the Company Group, and will provide reasonable assistance to the Company Group in the prosecution of all claims that may be made by the Company Group, to the extent that such claims may relate to the period of the Executive’s employment with the Company Group. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company Group. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable and documented out-of-pocket expenses (including but not limited to reasonable meals, lodging, travel, duplicating and telephonic expenses) incurred by the Executive in complying with this Section 10.
11.    EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Executive of Sections 9 or 10 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease and any severance previously paid to the Executive shall be immediately repaid to the Company provided that in no event shall the foregoing apply in any way to any portion of such severance consisting of the Accrued Benefits.
12.    NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
13.    NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the address (or to the facsimile number) shown in the books and records of the Company.
If to the Company:

Attention: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
14.    SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any Company Arrangement, the terms of this Agreement shall govern and control.
15.    SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
16.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17.    LIABILITY INSURANCE; INDEMNIFICATION. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors. In addition, the Company shall indemnify the Executive on the same basis as members of the Board. The tights of indemnification shall not be deemed exclusive under applicable law, the Company’s Certificate of Incorporation, the Company’s Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise, of the Company.
18.    GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
19.    DISPUTE RESOLUTION. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any 10 objection that the Executive or the Company Group may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware. Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder.
20.    MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of; or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
21.    REPRESENTATIONS. Each party represents and warrants (a) subject to Section 1(b)(i), that such party is not subject to any contract, arrangement, agreement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits such party’s ability to enter into and fully perform such party’s obligations under this Agreement; (b) that such party is not otherwise unable to enter into and fully perform such party’s obligations under this Agreement; and (c) that, upon the execution and delivery of this Agreement by both parties, this Agreement shall be such party’s valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company represents and warrants that it is fully authorized to enter into this Agreement and to perform its obligations under it.
22.    TAX MATTERS.
(a)    WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)    SECTION 409A COMPLIANCE.
(i)    The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company Group be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service." If the Executive is deemed on the date of 11 termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 0 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)    For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(v)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
EPICOR SOFTWARE CORPORATION
By: /s/
Name: Kathleen M. Crusco
Title: EVP, CFO

EXHIBIT A
RELEASE
I, Joseph L. Cowan, in consideration of and subject to the performance by Epicor Software Corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of October __, 2013 (the “Employment Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all their present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein. The Released Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Employment Agreement.
1.I understand that any payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this Release and, in part, are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 7 of the Employment Agreement unless I execute this Release and do not revoke this Release within the time period permitted hereafter or breach this Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.    Except as provided in paragraphs 4, 5, 6 and 14 below, and except for the provisions of the Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have or may have by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended: the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance: or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation: or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this Release.
3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.    Notwithstanding the release in paragraph 2 above, I am not releasing the following: (a) any rights or claims for defense and indemnification I may have pursuant to any written and fully signed indemnification agreement with the Company to which I am a party, the Company’s Certificate of Incorporation, the Company’s Bylaws, the Company’s insurance policies, or under applicable law; (b) any rights or claims which are not waivable as a matter of law; (c) any right to payment in respect of vested equity awards or units issued under the Restricted Unit Agreement, dated as of [●], 2013, by and between Eagle Topco LP and me, and the Partnership Agreement (as defined therein); (d) any claims for breach of the Employment Agreement arising after the date that I sign this Release; and (e) any claims for breach of this Release.
5.    I agree that this Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
6.    Except as provided in paragraphs 4 and 5 above, this paragraph 6 and paragraph 14 below, and except for the provisions of the Employment Agreement which expressly survive the termination of my employment with the Company, I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
7.    In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim or of any facts that could give rise to a claim of the type described in paragraph 2 above as of the execution of this Release.
8.    I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
9.    I agree that I will forfeit all amounts payable by the Company pursuant to the Employment Agreement on or after the termination of my employment if I challenge the validity of this Release. I also agree that if I violate this Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Employment Agreement on or after the termination of my employment.
10.    I agree that this Release and the Employment Agreement are confidential and agree not to disclose any information regarding the terms of this Release or the Employment Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.
11.    Any non-disclosure provision in this Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or any governmental entity.
12.    I hereby acknowledge that Sections 7, 8, 9, 10, 11, 13, 15, 16, 17, 18, 19, 20, and 22 of the Employment Agreement shall survive my execution of this Release.
13.    I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this Release, may have materially affected this Release and my decision to enter into it.
14.    Notwithstanding anything in this Release to the contrary, this Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Employment Agreement after the date hereof.
15.    Whenever possible, each provision of this Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
16.    I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS OTHER THAN CLAIMS SPECIFICALLY RETAINED HEREUNDER. In giving this Release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Released Parties.
BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY:

2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT:

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR. AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION:

5.
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.
SIGNED:         DATED:

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